Exhibit 10.2

Confirmation Agreement

This Confirmation Agreement (the “Notice”) to the Placement Agency Agreement (as defined herein) is made as of October 14, 2025, by and among Spectral AI, Inc. (the “Company”) and Dominari Securities, LLC (“Dominari”). Capitalized terms used but not defined in this notice shall have the meanings assigned to them in the Placement Agent Agreement (defined below).

WHEREAS, on March 21, 2025, the parties entered into that certain Placement Agency Agreement, by and between Dominari and the Company (the “Placement Agency Agreement”);

WHEREAS, under Section 9 of the Placement Agency Agreement, Dominari has a right to participate in any Subsequent Financing (as defined in the Placement Agent Agreement) for a period of 12 months from the effective date of the Placement Agent Agreement;

WHEREAS, the Company is considering a potential transaction with Northland Securities, Inc. that would constitute a Subsequent Financing (the “Transaction”);

WHEREAS, following the closing of the Transaction, the Company has agreed to issue Dominari a warrant to purchase shares of the Company’s common stock, as detailed below; and

WHEREAS, Dominari has agreed to waive the application of the provisions of Section 9 of the Placement Agency Agreement as it relates to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter (including in the Recitals), and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.	Waiver of Right of Participation. Dominari agrees that the right to participate in a Subsequent Financing described in Section 9 of the Placement Agency Agreement is hereby waived by Dominari as of the date of this Notice for purposes of the Transaction.

2.	Issuance of a Warrant. As consideration for waiving Dominari’s right of participation, following the closing of the Transaction, the Company agrees to issue to Dominari a warrant to purchase shares of common stock of the Company (the “Warrant”). The number of shares set forth in the Warrant shall be calculated as follows: (i) the product of (a) six percent (6.00%) multiplied by (b) thirty percent (30.00%) to the amount raised in the Transaction divided by (ii) the exercise price as set forth in the Warrant. The Warrant shall be issued with an exercise price and term consistent with the terms offered to the other participants in the Transaction. The Warrant shall have customary piggyback registration rights and shall contain a standard cashless exercise provision.

3.	No Other Changes or Modifications. Except as expressly set forth in Section 1 above, all other terms and conditions in the Placement Agency Agreement remain unchanged and in full force and effect.

4.	Counterparts. This Notice may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Notice. The parties acknowledge and agree that this Notice may be executed via “wet” signature or electronic mark, and that delivery of any such signature, agreement or instrument by means of electronic transmission, electronic signature or otherwise, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice as of the date first set forth above.

SPECTRAL AI, INC.

Name:	/s/ Vincent S. Capone
Print Name: Vincent S. Capone
Title:	Chief Financial Officer and General Counsel
Date:	10/15/2025

DOMINARI SECURITIES, LLC

Name:	/s/ Kyle Wool
Print Name: Kyle Wool
Title:	Chief Executive Officer
Date:	10/15/2025